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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or          6. If Amendment, Date
    Klisares     Pete                         Statement                     Trading Symbol                        of Original
----------------------------------------      (Month/Day/Year)            MPW Industrial Services Group, Inc.     (Month/Day/Year)
     (Last)     (First)     (Middle)             2/11/98                  "MPWG"                                                 N/A
                                                                         ------------------------------------  ---------------------
       6634 Lower Lakes Drive              ----------------------------  5. Relationship of Reporting Person   7. Individual or
----------------------------------------   3. IRS Identification Number     to Issuer (Check all applicable)      Joint/Group Filing
             (Street)                         of Reporting Person, if      X    Director             10% Owner    (Check Applicable
                                              an Entity (Voluntary)      -----                -----                line)
    Westerville, Ohio         43081                N/A                          Officer (give        Other       X Form filed by One
----------------------------------------   ----------------------------  -----  title         -----  (specify   -- Reporting Perosn
      (City)      (State)      (Zip)                                            below)                below)
                                                                                                                -- Form filed by
                                                                                -----------------------------      More than One
                                                                                                                   Reporting Person
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                                       TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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 Common Stock                                       1,000                            D                           N/A
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* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                    (Print or Type Responses)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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          None                    N/A       N/A             N/A            N/A          N/A           N/A             N/A
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Explanation of Responses:




                                                                                   /s/ Pete Klisares                    2/11/98
     **Intentional misstatements or omissions of facts constitute Federal Criminal -------------------------------   -------------
Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

     Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
If space provided is insufficient, See Instruction 6 for procedure.

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